SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2003

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-23017 (Commission File Number)	41-1649949 (IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events.

On October 14, 2003, Sontra Medical Corporation (the “Company”) completed the third and final closing of its Preferred Stock financing, providing Sontra with approximately $3.1 million in additional proceeds, net of the placement agent fee, and bringing the aggregate net proceeds raised by the Company in the financing from individual investors, institutions and certain members of the Board of Directors to approximately $6.5 million.

Pursuant to the closing completed on October 14, 2003, investors purchased 3,325,833 shares of the Company’s Series A Convertible Preferred Stock, in a private placement at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,325,833 shares of common stock of the Company. The Company issued and sold an aggregate of 7,000,000 shares of Series A Preferred Stock and warrants to purchase up to 7,000,000 shares of common stock in the financing.

Each share of Series A Preferred Stock will initially be convertible into one share of common stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock shall be entitled to receive annual 8% dividends, payable in cash or shares of the Company’s common stock. The Company shall have the right to convert the shares of Series A Preferred Stock in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants will be exercisable at a per share price of $1.50 and will expire no later than the fifth anniversary of the date of issuance. In addition, the Company shall have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day period.

Sontra intends to use the net proceeds from the financing for product development, funding clinical trials, initial scale of manufacturing capacity, working capital and general corporate purposes.

The offer, sale and issuance to the investors of the Series A Preferred Stock, the warrants and the shares of common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale by the investors the common stock issuable upon the conversion or exercise, as the case may be, of the Series A Preferred Stock and the warrants under the Securities Act.

Each purchaser of Series A Preferred Stock in the private placement also received certain pre-emptive rights to participate in future issuances, grants or sales of equity or equity-

linked securities of the Company. Such pre-emptive rights are based upon the number of shares of Common Stock then held by the purchaser (on a fully-diluted basis) and are subject to customary exceptions. Each purchaser shall have the pre-emptive rights only for so long as such purchaser holds shares of Series A Preferred Stock or, if earlier, until the third anniversary of the grant of such rights. The foregoing description of the pre-emptive rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 99.1 and 99.2 to this Form 8-K, the full text of which is incorporated by reference herein.

Item 7.	Exhibits.

(c)	Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

	By:	/s/ Sean F. Moran
Date: October 16, 2003		Sean F. Moran
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pre-emptive Rights Letter Agreement, dated as of September 9, 2003, by and among the Registrant and Xmark Fund, L.P., Xmark Fund, Ltd., SDS Merchant Fund, LP and OTAPE Investments LLC.

99.2	Pre-Emptive Rights Granted to Purchasers of Series A Preferred Stock of the Registrant.